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                                                                    EXHIBIT 12.2

                         AEROSOL SERVICES COMPANY, INC.
                         FIXED CHARGE RATIO COMPUTATION
                                (GUARANTORS ONLY)

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
                                                                             YEAR ENDED DECEMBER 31,
                                                            -------------------------------------------------------
                                                              1997           1998            1999            2000
                                                            --------       --------        --------        --------
                                                                             (DOLLARS IN THOUSANDS)
Income (loss) before taxes ..........................       $    322       $     (5)       $     11      $  2,204
Fixed charges reflected in income (loss) before taxes
   Interest expense .................................          2,946          2,662              (2)           --
   One third of rental expenses .....................            336            339             358           364
                                                            --------       --------        --------      --------
Total fixed charges .................................       $  3,282       $  3,001        $    356      $    364
                                                            ========       ========        ========      ========


Income before taxes plus fixed charges above.........       $  3,604       $  2,996        $    367      $  2,568
                                                            ========       ========        ========      ========
Fixed charge ratio ..................................          1.10x          1.00x           1.03x         7.05x
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